EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
GrafTech International Ltd.

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement of GrafTech International Ltd. (formerly known as UCAR International Inc.) on Form S-3 of our report dated February 15, 2001, relating to the consolidated statements of operations, stockholders' equity (deficit) and cash flows of UCAR International Inc. and subsidiaries for the year ended December 31, 2000 (before the restatements described in Note 19 to the consolidated financial statements filed under Form 8-K and incorporated by reference herein), which report appears in the Form 8-K filed by GrafTech International Ltd. and incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

                                    /s/ KPMG LLP

Nashville, Tennessee
September 11, 2003